EXHIBIT 99.1


                          ANNUAL SERVICER'S CERTIFICATE

                             AMERICAN EXPRESS TRAVEL
                         RELATED SERVICES COMPANY, INC.

                          AMERICAN EXPRESS MASTER TRUST

The undersigned, a duly authorized representative of American Express Travel Related Services Company, Inc., as Servicer ("TRS"), pursuant to the Amended and Restated Master Pooling and Servicing Agreement, dated as of April 16, 2004 (as amended and supplemented), by and among TRS, as Servicer, American Express Centurion Bank, American Express Bank, FSB, and American Express Receivables Financing Corporation, each as Transferor, and The Bank of New York, as trustee (the "Trustee"), does hereby certify to the best of his knowledge after reasonable investigation that:

1. TRS is as of the date hereof the Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings set forth in the Agreement.

2. The undersigned is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

3.  This Certificate is delivered pursuant to Section 3.05 of the Agreement.

4. A review of the activities of the Servicer during the calendar year ended December 31, 2004 and of its performance under the Agreement was conducted under my supervision.

5. Based on such review, to the best of my knowledge, the Servicer has fully performed all its obligations under the Agreement throughout such calendar year and no event which, with the giving of notice or passage of time or both, would constitute a Servicer Default has occurred and is continuing except as set forth in paragraph 6 below.

6. The following is a description of each Servicer Default in the performance of the Servicer's obligations or Pay Out Event under the provisions of the Agreement known to me to have been made during the calendar year ended December 31, 2004, which set forth in detail (i) the nature of each such Servicer Default or Pay Out Event, (ii) the action taken by the Servicer, if any, to remedy each such Servicer Default or Pay Out Event, and (iii) the current status of each such default: NONE.

Under the Agreement, TRS is required to enter into Lock Box Letters with the banks holding accounts into which TRS deposits payments received from Obligors in respect of the Accounts. There are several banks, and from time to time one or more of them are replaced with other banks. TRS added an additional bank in 2004 and has signed a Lock Box Letter with that bank. This letter required several rounds of negotiations and was accordingly entered into after the date required by the Agreement. Although this was not a Servicer Default or a Pay Out Event, it was a technical breach of the Agreement which has been fully cured. At no time during the period in which the letter was being negotiated did any circumstances exist that could have triggered any of the provisions of the Lock Box Letter, nor do any such circumstances currently exist.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Certificate this 31st day of March, 2005.

                                                AMERICAN EXPRESS TRAVEL
                                                RELATED SERVICES COMPANY,
                                                INC., as Servicer

                                                By:  /s/ Susanne L. Miller
                                                     ---------------------
                                                Name:  Susanne L. Miller
                                                Title: Vice President
                                                       Treasury Controller